FOR IMMEDIATE RELEASE

BP Midstream Partners LP (NYSE: BPMP)                         Exhibit 99.1

BP MIDSTREAM PARTNERS
REPORTS FIRST QUARTER 2021 RESULTS
•Well-underpinned distribution; unique and differentiated investment proposition
•Improved operational results – pipeline gross throughput +8% higher than the fourth quarter of 2020; driven by increased offshore pipeline throughput
•Financial results consistent with guidance previously provided – an example of "doing what we say we are going to do"
•Distribution coverage ratio of 1.1 times – declared quarterly cash distribution of 34.75 cents per unit for the first quarter 2021; continued building cash: +$2.5 million cash during the quarter
•No change to full year 2021 guidance:
–Adjusted EBITDA and Cash available for distribution expected to be broadly consistent with 2020
–Distribution coverage ratio expected to be at the top end of target range of 1.1 - 1.2 times, assuming current distribution level
HOUSTON, May 6, 2021 - BP Midstream Partners LP (“BPMP” or the “Partnership”) today reported financial results for the first quarter 2021.
Commenting on the results, CFO Jack Collins said: “This quarter demonstrates what we mean by 'doing what we say we are going to do.' We continue to manage BPMP in a thoughtful, disciplined manner – delivering improved operational results in the quarter which reflected a recovery by offshore producers from hurricane impacts in the fourth quarter of 2020, and delivering financial results consistent with the guidance we provided during our fourth quarter 2020 results call. We believe we have a well-underpinned distribution and our investment proposition is unique and differentiated – an attractive yield for an investment in an entity with a track record of safe operations and financial stability.”
Liquidity position
The Partnership has maintained a strong balance sheet and liquidity position, and has a conservative financial framework.
At the end of the first quarter 2021, the Partnership had:
•Cash on hand of $129.4 million, an increase of $2.5 million since year end 2020.
•Receivables of $10.4 million, of which $10.1 million was with affiliates of our investment grade-rated sponsor, bp.
•Long-term debt of $468.0 million, with an available revolver capacity of $132.0 million.
•No principal payments due until 2025.
•Gross debt to Adjusted EBITDA ratio of 2.7 times, well below the 3.5 times target.
•Distribution coverage ratio of 1.10 times, within our target range of 1.1 to 1.2 times.

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Operational results
During the first quarter 2021, total pipeline gross throughput was approximately 1.7 million barrels of oil equivalent per day, around 8% higher compared to the fourth quarter of 2020.
Gross throughput on offshore pipelines was approximately 12% higher in the first quarter, compared to the fourth quarter, largely reflecting the absence of adverse weather that impacted offshore producers in the Gulf of Mexico during the fourth quarter of 2020. Impacts from offshore producer maintenance during the first quarter were slightly higher than in the fourth quarter of 2020.
Gross throughput on onshore pipelines was broadly consistent with the fourth quarter of 2020, in line with guidance previously provided – seasonally higher throughput on Diamondback was offset by lower throughput on BP2 and River Rouge.

Financial results
GAAP Measures:
•Net income attributable to the Partnership in the first quarter was $42.0 million (or $0.39 per common unit).
•Cash from operating activities was $48.0 million for the first quarter.
•Cash on hand was $129.4 million at March 31, 2021.
•Outstanding borrowings were $468.0 million under our unsecured term loan facility with an affiliate of bp, at March 31, 2021.

Non-GAAP Measures:
•Adjusted EBITDA* attributable to the Partnership in the first quarter was $43.1 million.
•Cash available for distribution* attributable to the Partnership generated in the first quarter was $41.2 million.
•Quarterly cash distribution: On April 15, 2021, the board of directors of the general partner of BPMP declared a quarterly cash distribution of $0.3475 per unit for the first quarter of 2021.
•Distribution coverage ratio was 1.10 times for the first quarter.
* Adjusted EBITDA and cash available for distribution are Non-GAAP supplemental financial measures. See reconciliation tables later in this press release.
Net income attributable to the Partnership
Net income attributable to the Partnership for the first quarter was $42.0 million, approximately 3% higher compared with the fourth quarter of 2020, and broadly consistent with the same period in 2020. Compared with the fourth quarter 2020, the result reflected:
•higher income from equity method investments during the quarter, driven by increased offshore pipeline throughput; partially offset by
•lower operating income associated with onshore pipelines, primarily due to the absence of deficiency revenue relating to BP2 and Diamondback, totaling more than $2 million, recognized in the fourth quarter of 2020.

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Adjusted EBITDA attributable to the Partnership
Adjusted EBITDA attributable to the Partnership for the first quarter was $43.1 million, 9% lower compared with the fourth quarter of 2020, and around 10% lower than the same period in 2020. Compared with the fourth quarter of 2020, the result reflected lower distributions from equity method investments. This was consistent with guidance previously provided and included in our full year 2021 guidance.

Cash available for distribution
Cash available for distribution for the first quarter was $41.2 million, 17% lower compared with the fourth quarter of 2020 and approximately 7% lower than the same period in 2020. Cash available for distribution in the first quarter reflected the absence of cash recognized in the fourth quarter of 2020 associated with River Rouge's volume being above its minimum volume commitment. Lower cash available for distribution in the first quarter was consistent with guidance previously provided and included in our full year 2021 guidance.

Guidance

Full year 2021

Adjusted EBITDA attributable to the Partnership	Broadly consistent with 2020[1]
Cash available for distribution	Broadly consistent with 2020[1]
Distribution coverage ratio[2]	Top end of target range of 1.1 - 1.2 times
1Full year 2020 actual result.
2Assuming a quarterly distribution during 2021 that is consistent with the level of distribution for the fourth quarter of 2020.

Second quarter 2021

Pipeline gross throughput	Broadly consistent with 1Q21
Adjusted EBITDA attributable to the Partnership	Higher than 1Q21
Cash available for distribution	Higher than 1Q21
Distribution coverage ratio[1]	Within target range of 1.1 - 1.2 times
1 Assuming a quarterly distribution for the second quarter of 2021 that is consistent with the level of distribution for the first quarter of 2021.

Webcast and conference call

A webcast and conference call will be held at 9:00 a.m. CDT on May 6, 2021, hosted by Jack Collins, chief financial officer and Geoff Carr, vice president investor relations, to discuss BPMP’s performance in the first quarter 2021.
Interested parties may listen to the presentation at www.bpmidstreampartners.com, by clicking on the “2021 First Quarter Results Webcast” link, found in the "Events & Presentations" section under the Investor Relations menu option. Financial information, including the earnings release and other investor-related materials, will also be available online. A replay of the webcast will be posted on the BPMP website following the live event. Information on the Partnership's website does not constitute a portion of this press release.

About BP Midstream Partners
BPMP is a fee-based, growth-oriented master limited partnership formed by BP Pipelines (North America), Inc. (“BP Pipelines”) to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines, and refined product terminals, serving as key infrastructure for bp and other customers to transport onshore crude oil production to bp’s Whiting Refinery and

FOR IMMEDIATE RELEASE

offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain of BPMP’s assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.
For more information on BPMP and the assets owned by BPMP, please visit www.bpmidstreampartners.com.

Cautionary statement

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements concerning management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “budget”, “continue”, “potential”, “guidance”, “effort”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “seek”, “target”, “begin”, “could”, “may”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, the continued effects of the global COVID-19 pandemic on demand, the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, volumes, capital requirements, conditions or events, future operating results or the ability to generate sales, the potential exposure of the Partnership to market risks, and statements relating to the expected amount of cash available for distribution and level of distributions, financial position, estimated revenues and losses, projected cost, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements represent BPMP’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of BPMP’s control. These risks include, but are not limited to, the following:

•the decline in global crude oil demand and crude oil prices for an uncertain period of time and the potential resulting significant reduction of domestic crude oil and natural gas production and significant declines in the actual or expected volumes transported through our pipelines and/or the reduction of commercial opportunities that might otherwise be available to us;
•uncertainty regarding the easing of restrictions on various commercial and economic activities by applicable authorities, as well as the potential reinstatement of such restrictions, in response to the spread of COVID-19;
•uncertainty regarding the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for crude oil and therefore the demand for the midstream services we provide and the commercial opportunities available to us;
•the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, including increased focus by the federal and state governments to develop renewable energy and climate-related policies;
•our inability to perform our obligations under our contracts, whether due to non-performance by third parties, including our customers or counterparties, market constraints, third-party constraints, legal constraints (including governmental orders or guidance), or other factors; and
•other factors and uncertainties inherent in our business, as discussed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other cautionary statements found in BPMP’s filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2020 filed with SEC on February 25, 2021 and the quarterly report on Form 10-Q for the period ended March 31, 2021 filed with SEC on May 6, 2021.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, BPMP does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for BPMP to predict all such factors.

FOR IMMEDIATE RELEASE

Non-GAAP financial measures

This press release includes the terms Adjusted EBITDA and cash available for distribution. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis;
•the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities, respectively. Adjusted EBITDA and cash available for distribution should not be considered as an alternative to GAAP net income or net cash provided by operating activities.

Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA or cash available for distribution in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References to Adjusted EBITDA refer to net income before net interest expense, income taxes, gain or loss from disposition of property, plant and equipment and depreciation and amortization, plus cash distributed to the Partnership from equity method investments for the applicable period, less income from equity method investments. We define Adjusted EBITDA attributable to the Partnership as Adjusted EBITDA less Adjusted EBITDA attributable to non-controlling interests. We define cash available for distribution as Adjusted EBITDA attributable to the Partnership plus net adjustments from volume deficiency agreements and maintenance capital recovery less maintenance capital expenditures, net interest paid/received, cash reserves, and income taxes paid. Cash available for distribution does not reflect changes in working capital balances.

The Partnership is unable to provide financial guidance for projected net income or net cash provided by operating activities without unreasonable effort, and, therefore, is unable to provide a reconciliation of its Adjusted EBITDA and cash available for distributions projections to net income or net cash provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

The Partnership has not included a reconciliation of projected cash available for distribution to the nearest GAAP financial measure for 2021 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise.

Further Information
bp press office: uspress@bp.com
BPMP investor relations: (832) 664-6996 or bpmpir@bp.com

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RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
(in millions of dollars, unless otherwise indicated)	2021	2020
Revenue	$29.6	$30.7
Costs and expenses
Operating expenses	4.7	5.2
Maintenance expenses	0.8	0.3
General and administrative	4.6	4.8
Depreciation	0.7	0.7
Property and other taxes	0.2	0.1
Total costs and expenses	11.0	11.1
Operating income	18.6	19.6
Income from equity method investments	30.3	31.3
Interest expense, net	1.1	3.4
Net income	47.8	47.5
Less: Net income attributable to non-controlling interests	5.8	5.8
Net income attributable to the Partnership	$42.0	$41.7

Net income attributable to the Partnership per limited partner unit - basic and diluted (in dollars):
Common units	$0.39	$0.39
Subordinated units	$0.18	$0.39

Distributions declared per limited partner unit (in dollars):
Common units	$0.3475	$0.3475
Subordinated units	$—	$0.3475

Weighted average number of limited partner units outstanding - basic and diluted (in millions):
Common units – public	47.8	47.8
Common units – BP Holdco	32.6	4.6
Subordinated units – BP Holdco	52.4	52.4

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ADDITIONAL FINANCIAL DATA

	Three Months Ended
(in millions of dollars, except per-unit data and ratio data)	March 31, 2021	December 31, 2020
Quarterly distribution declared per unit (in dollars)	$0.3475	$0.3475
Adjusted EBITDA attributable to the Partnership	43.1	47.2
Cash available for distribution attributable to the Partnership	41.2	49.5
Distribution declared:
Limited partner units – public	16.6	16.6
Limited partner units – BP Holdco	19.8	19.8
General partner	1.2	1.2
Total distribution declared	37.6	37.6
Coverage ratio(1)	1.10	1.32

(1)Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.

March 31, 2021
Gross debt	$468.0
Annualized Adjusted EBITDA attributable to the Partnership(1)	172.4
Gross debt to Adjusted EBITDA ratio	2.7

(1)Calculated by multiplying Adjusted EBITDA for the quarter by 4.

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RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET INCOME

	Three Months Ended March 31,
(in millions of dollars)	2021	2020
Net income	$47.8	$47.5
Add:
Depreciation	0.7	0.7
Interest expense, net	1.1	3.4
Cash distribution received from equity method investments	30.2	34.2
Less:
Income from equity method investments	30.3	31.3
Adjusted EBITDA	49.5	54.5
Less:
Adjusted EBITDA attributable to non-controlling interests	6.4	6.7
Adjusted EBITDA attributable to the Partnership	43.1	47.8
Add:
Net adjustments from volume deficiency agreements	0.2	0.1
Maintenance capital recovery(1)	0.1	0.6
Less:
Net interest paid/(received)	1.1	7.2
Maintenance capital expenditures	0.8	0.7
Cash reserves(2)	0.3	(3.5)
Cash available for distribution attributable to the Partnership	$41.2	$44.1

(1)Relates to the portion of maintenance capital for the Griffith Station Incident reimbursable by insurance.
(2)Reflects cash reserved due to timing of interest payments(s).

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RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET CASH PROVIDED BY OPERATING ACTIVITIES

	Three Months Ended March 31,
(in millions of dollars)	2021	2020
Net cash provided by operating activities	$48.0	$48.9
Add:
Interest expense, net	1.1	3.4
Distributions in excess of earnings from equity method investments	1.9	2.8
Less:
Change in other assets and liabilities	1.4	0.5
Non-cash adjustments	0.1	0.1
Adjusted EBITDA	49.5	54.5
Less:
Adjusted EBITDA attributable to non-controlling interests	6.4	6.7
Adjusted EBITDA attributable to the Partnership	43.1	47.8
Add:
Net adjustments from volume deficiency agreements	0.2	0.1
Maintenance capital recovery(1)	0.1	0.6
Less:
Net interest paid/(received)	1.1	7.2
Maintenance capital expenditures	0.8	0.7
Cash reserves(2)	0.3	(3.5)
Cash available for distribution attributable to the Partnership	$41.2	$44.1

(1)Relates to the portion of maintenance capital for the Griffith Station Incident reimbursable by insurance.
(2)Reflects cash reserved due to timing of interest payment(s).

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SELECTED OPERATING DATA

	Three Months Ended March 31,
Pipeline throughput (thousands of barrels per day)(1)	2021	2020
Onshore
BP2	295	286
Diamondback	65	82
River Rouge	61	73
Total Wholly Owned Assets	421	441

Offshore
Mars	498	537

Caesar	157	185
Cleopatra(2)	16	21
Proteus	259	225
Endymion	259	225
Mardi Gras Joint Ventures	691	656

Ursa	77	95

Average revenue per barrel ($ per barrel)(3)
Total Wholly Owned Assets	$0.78	$0.76
Mars	1.33	1.39
Mardi Gras Joint Ventures	0.56	0.60
Ursa	0.85	0.87

(1)Pipeline throughput is defined as the volume of delivered barrels.
(2)Natural gas is converted to oil equivalent at 5.8 million cubic feet per one thousand barrels.
(3)Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period.

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CAPITAL EXPENDITURES(1) (UNAUDITED)

	Three Months Ended March 31,
(in millions of dollars)	2021	2020
Cash spent on expansion capital expenditures	$2.6	$—
Cash spent on maintenance capital expenditures	0.8	0.7
Decrease in accrued capital expenditures	(2.1)	—
Decrease in capital expenditures reimbursable to our Parent	(0.3)	—
Total capital expenditures incurred	$1.0	$0.7

(1)Capital expenditures presented above are related to the Wholly Owned Assets.

SELECTED BALANCE SHEET DATA (UNAUDITED)

(in millions of dollars)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$129.4	$126.9
Property, plant and equipment, net	68.2	67.9
Total assets	738.7	738.9
Long-term debt – related parties	468.0	468.0
Total equity	257.9	254.0

May 6, 2021

The information in this release reflects the unaudited consolidated financial position and results of BP Midstream Partners LP.